Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”), dated May 19, 2026 and effective January 1, 2026 is made by and between VISHAY ADVANCED TECHNOLOGIES, LTD (the “Company”), a corporation organized under the laws of the State of Israel and a wholly-owned subsidiary of VISHAY PRECISION GROUP, INC. a Delaware corporation (“VPG”), (the “Company”) and AMIR TAL (the “Executive”).

WHEREAS, the Company and the Executive are parties to an employment agreement, dated March 15, 2020, as amended (the “Employment Agreement”);

WHEREAS, Section 8.5 of the Employment Agreement provides that the Company and the Executive may amend the Employment Agreement by mutual agreement in writing;

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein (the “Amendment”); and

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived here from and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         The first sentence of Section 4.3 of the Employment Agreement is hereby amended to read as follows:

“4.3    Long-Term Equity Incentives. Beginning with the Company’s 2026 fiscal year and for each fiscal year thereafter during the Term, the Company shall grant Executive an annual equity award under the Company’s 2022 Stock Incentive Program (or any successor plan or arrangement thereof) having a value approximately equal to 100% of Base Salary (or such higher percentage of Base Salary as determined by the Compensation Committee in its discretion) on such date (the “Annual Equity Grant”).”

2.         Exhibit A of the Employment Agreement is hereby amended and restated in its entirety with the terms and conditions set forth in Appendix A of this Amendment.

3.         Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

4.         This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and Executive has executed this Amendment, in each case on the 19th day of May, 2026.

VISHAY ADVANCED TECHNOLOGIES, LTD

By:	/s/ Ziv Shoshani
Ziv Shoshani
Title:	Chief Executive Officer

AMIR TAL

/s/ Amir Tal

Appendix A

EXHIBIT A

1.	The Executive agrees to the following general undertakings:

1.1

The Executive previously undertook and continues to undertake to comply with all Company disciplinary regulations, work rules, policies, procedures and objectives, as in effect from time to time, including the applicable Code of Ethics and Prevention of Sexual Harassment Rules (the “Rules”). As used in this Exhibit A, “Company” shall mean Vishay Advanced Technologies, Ltd.

1.2

The Executive consents, of his own free will and although not required to do so under law, that the information in the Employment Agreement and this Exhibit A and any information concerning the Executive gathered by the Company, will be held and managed by the Company or on its behalf, inter alia, in databases according to law, , whose database controller is the Company.

1.3

It is hereby clarified that the Executive is legally required to provide the Company with certain categories of personal information, while the provision of other categories of personal information is voluntary and subject to the Executive’s own free will and discretion. However, refraining from providing any personal information, as requested by the Company, may prevent the Company from employing the Executive, from properly performing the Employment Agreement and this Amendment, or from offering or providing the Executive with certain benefits or equipment to which he may otherwise be entitled to in general or as a Company employee.

1.4

The Company undertakes that such information will be used and processed for legitimate business purposes only. Without derogating from the generality of the foregoing, such purposes may include, inter alia, human resources management and administration, payroll and remuneration, management of pension funds, employees’ risk insurance, health care services, the Company’s safety and security, provision of employee benefits and services (such as welfare, transportation, catering, etc.), operational purposes of the Company’s business, compliance with legal and regulatory obligations whether specifically with regards to employees, trade unions and applicable labor laws or in general, managing the employment relations, extraordinary operations or corporate events such as assessments of potential transactions (including for due diligence purposes), entry into joint ventures agreements, etc., and any other additional legitimate business purpose of the Company which is in line with the aforesaid purposes.

1.5

In addition, the Company has been and will continue to be entitled to transfer, disclose and share the information with third parties for the purposes detailed above, as well as in any of the following circumstances: (a) if it will be requested to do so in accordance with applicable law or as a response to a request made by a competent authority or court order; (b) in response to any subpoena, warrant or other legal process resulting from actions performed by the Executive or in the event of a dispute, claim, lawsuit, demand or legal proceedings initiated by the Executive against the Company and vice versa; and (c) if the Company will reorganize its business activities as part of another entity, including in the event of a merger into a different legal entity. For the avoidance of doubt, additional third parties to which the Company may transfer the information may include any affiliated companies (parent, subsidiary or sister companies), business partners, and various service providers, vendors and subcontractors, such as storage and cloud providers, IT service providers, accountants, legal advisors, HR platforms, and similar entities. All such third parties may be in Israel or abroad, including in jurisdictions where the level of privacy protection differs from that in Israel. In such cases, the Company takes appropriate measures to ensure that the employees’ privacy is adequately protected, including by entering into suitable data processing agreements where required.

Exhibit A - 1

1.6

Under applicable privacy laws, the Executive may have the right to request reviewing any personal information about him the Company stores or maintains in a computerized manner, and to request the correction or deletion of personal information the Executive found is inaccurate, incomplete, unclear or outdated. The Company will enable the Executive to exercise such rights in accordance with, and subject to, applicable law. For such requests, or for any inquiries regarding the Company’s processing practices of personal information, the Executive shall contact: Daniel Damstra, General Counsel (daniel.damstra@vpgsensors.com).

1.7

Without derogating from the above, it is hereby acknowledged that the Executive is currently the Senior Vice President, Chief Accounting Officer of Vishay Precision Group Inc. and as such, he agrees that his Employment Agreement, and any other required details in respect of his employment with any entity in the Group (as defined below) may be disclosed and filed as public documents with the New York Stock Exchange and any other bodies as required by applicable regulatory and legal requirements. In particular, and without limitation, the Executive’s compensation in respect of such position(s) are described each year in a proxy statement served at the Vishay Precision Group Inc. annual stockholder meeting. Accordingly, the Executive waives his right to privacy in respect of the above mentioned information.

1.8

The Executive agrees that the Company may monitor his use of its Systems and copy, transfer and disclose all electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company’s legitimate business interests, all in accordance with the Company’s policy as in force from time to time and subject to applicable law. For the purposes of this Section, the term “Systems” includes telephone, computers, computer system, internet server, electronic database and software, whether under the Executive’s direct control or otherwise.

2.	The Executive’s entitlements under the Employment Agreement shall be clarified as follows:

2.1

Israeli Notice of Termination / Payment in lieu of notice – For the sake of good order, notwithstanding any other provision in this Exhibit A or the Employment Agreement, the parties hereby clarify that each party may terminate the Employment Agreement at any time by providing the other party a prior written notice of 90 days and which, for the avoidance of doubt, shall not derogate from Section 6 of the Employment Agreement. For the avoidance of doubt, the definition of “Notice of Termination” set out in section 1.13 of the Employment Agreement shall be read and understood accordingly. The Company reserves the right to terminate the Executive’s employment by making a payment to him of salary in lieu of any prior notice period as set out in the Employment Agreement. In such case, the Executive’s employment shall be deemed to have ceased on the date of the receipt of such notice from the Company. In addition, the Company may instruct the Executive not to attend work during any prior notice period or any part of it.

Exhibit A - 2

2.2

Vacation – The Executive shall be entitled to 23 working days’ vacation in each calendar year. Vacation days may be carried forward from one calendar year to the next to the extent permitted by law, provided that the Executive uses at least 7 vacation days each year. Accrued vacation days, in accordance with the Company’s policies, shall be paid out upon termination of employment.

2.3

Sick pay – The Executive shall be entitled to sick leave according to law. Notwithstanding the aforesaid, the Executive will be entitled to his full Base Salary from the first day of his sick leave. The Executive shall not be entitled to any compensation with respect to unused sick leave.

2.4	Recuperation pay – The Executive shall be entitled to 10 days’ recuperation pay in each calendar year.

2.5	Car

2.5.1

The Company provides the Executive with a Company car (the “Company Car”) determined by the Company at its sole discretion, with all maintenance and usage expenses paid by the Company subject to Company’s policy and with the Executive to bear any and all liability and costs in relation to traffic, parking and other fines and any damage or other costs not covered by the Company Car insurance policy, including self-participation fee.

2.5.2

The Executive shall take good care of the Company Car and undertake not to allow others to use the Company Car, except for members of his immediate family and employees of the Company approved by the Company.

2.5.3	The Executive shall act in accordance with applicable law, the Company Car policy and any insurance policy applicable to the Company Car, all as in effect from time to time.

2.5.4	The Company shall bear all taxes associated with this car benefit under any applicable law.

2.5.5

The Executive shall return the Company Car, and any keys thereto, to the Company no later than the termination date of his employment or at any other time as directed. The Executive shall have no rights of lien with respect to the Company Car.

2.5.6	The receipt of this car benefit is in place of any travel expenses to which the Executive would otherwise be entitled at law.

2.6	Pension Arrangement – The Executive is entitled to contributions to a pension arrangement of his choice (the “Pension Arrangement”), at the following monthly rates:

2.6.1	The Company currently contributes:

(a)	8.33% of the Base Salary towards the severance pay component; and

Exhibit A - 3

(b)

6.5% of the Base Salary towards the pension component. In the case the Executive is insured in a mangers insurance policy or a provident fund (which is not a pension fund), the said rate shall include the rate of contributions towards the disability insurance (ביטוח אבדן כושר עבודה), ensuring loss of earning payment of 75% of the Base Salary but no less than 5% towards the pension component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions - 2016 (the “Pension Order 2016”). In accordance with the terms of the Pension Order 2016, if the said rate shall not be sufficient to insure the Executive in disability insurance, the total rate of contributions shall increase up to 7.5% of the Base Salary.

2.6.2	The Company shall also deduct 6% of the Base Salary to be paid on the Executive’s account towards the Pension Arrangement.

2.6.3

The Executive confirms that, in accordance with his choice, as previously notified to the Company, the names of the institution(s) and plan(s) to which contributions under Section 2.6.1, 2.6.2 and 2.7 are The New Mivtachin Pension Fund, Hafenix Managers Insurance Policy and Altshuler Shaham Education Fund..

2.6.4

In addition to any payments specified in Section 6 of the Employment Agreement, the Company and Executive agree to adopt the provisions of the “General Approval Regarding the Payments by Employers to Pension Funds and to Insurance Funds in Lieu of Payment of Severance Compensation”, which was issued in accordance with the Severance Compensation Law, 1963 (“General Approval”). The General Approval is attached hereto as Exhibit B. Executive represents, confirms and undertakes that under the provisions of the General Approval, all payments, which were made by the Company to the Executive’s Pension Arrangement shall be in lieu of payment of severance pay, if Employee shall be entitled to such, according to Section 14 of the Severance Compensation Law, 1963 and in accordance with the General Approval.

2.6.5

The Company waives all rights to have its payments refunded, unless the Executive’s right to severance pay is denied by a judgment according to sections 16 or 17 of the Severance Pay Law or in the event that the Executive withdraws monies from the Pension Arrangement in circumstances other than an Entitling Event, where an “Entitling Event” means death, disablement or retirement at the age of 60 or over.

2.7	Further education fund

2.7.1

The Company shall make monthly Further Education Fund contributions as follows: 7.5% of Base Salary paid by the Company on its account and 2.5% of Base Salary to be deducted by the Company from such Base Salary to be paid on the Executive’s account, in each case up to the ceiling recognized by the income tax authorities from time to time (the “Ceiling”), but not otherwise.

2.7.2

In addition, the Company will make monthly payments equal to 7.5% of the part of the Base Salary exceeding the Ceiling directly to the Executive as a special increment, which shall not constitute part of the Executive’s Base Salary for any intents or purposes (the “Special Increment”). Notwithstanding the above and as a gesture of good will, the Company will make contributions to the Executive’s Pension Arrangement based also on the Special Increment. The Company shall send letters of release to the relevant insurers releasing to the Executive all amounts accumulated in the further education fun following the termination of his employment for any reason.

Exhibit A - 4

2.7.3	The Executive shall bear any and all taxes applicable in connection with amounts payable by him and/or Company to the said Further Education Fund.

2.8	Cell phone

2.8.1	The Company shall pay the monthly charges for the cell phone, according to its policy, as in effect from time to time.

2.8.2	The Company shall bear all taxes applicable to the Executive in connection with the said charges.

3.	Intellectual Property undertakings

3.1

The Executive undertakes to disclose and shall promptly disclose, to the Company, all Intellectual Property which he has or which he may solely or jointly conceive, develop or reduce to practice or cause to be conceived, developed or reduced to practice during the course of and/or in connection with his employment with the Company and/or which use confidential information (as set out in the Employment Agreement) or other Group property (“Inventions”).

The term “Group” in this Exhibit A shall mean the Company and its affiliates, being persons or entities which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the “Group”).

3.2

For the purposes of this Exhibit A, “Intellectual Property” shall include all intellectual property rights, whether or not patentable, including without limitation rights in algorithms, binary code, brands, business methods, business plans, computer programs, computer software, concepts, confidential information, content, databases, developments, firmware, composition of matter or materials, certification marks, collective marks, copyright, customer lists, data, designs (whether registered or unregistered), derivative works, discoveries, distributor lists, documents, domain names, file layouts, formulae, goodwill, ideas, improvements, industrial designs, information, innovations, inventions (including but not limited to Service Inventions as defined in Section 132 of the Patent Law-1967 (the “Patent Law”)), integrated circuits, know-how, logos, look and feel, manufacturing information, mask works, materials, methods, moral rights, object code, original works of authorship, patents, patent applications, patent rights, including but not limited to any and all continuations, divisions, reissues, re-examinations or extensions, plans, processes, proprietary technology, reputation, research data, research results, research records, semiconductor chips, service marks, software, source code, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trade dress, trade names, trade styles, technical information, utility models, and any rights analogous to the foregoing.

Exhibit A - 5

3.3

The Executive further confirms that all Inventions, and any and all rights, interests and title therein, have been and shall be the exclusive property of the Company and the Executive has not been and shall not be entitled to, and he has waived and hereby waives, now and in the future, any claim to any right, moral rights, compensation or reward, including any right to royalties in Service Inventions in accordance with the Patent Law, that he may have or have had in connection therewith and that all Inventions will be considered “works made for hire” as that term is defined in Section 101 of the United States Copyright Act (17 U.S.C. § 101). This clause constitutes an express waiver of any rights the Executive may have under Section 134 of the Patent Law.

3.4

Without derogating from the Group’s rights under this Undertaking or any law, the Executive agrees to assign, and automatically assign, to the Company or its designee, any and all rights, titles and interests in respect of any Inventions, to the extent that he may have or have had such rights, on a worldwide basis, and he has acknowledged and acknowledges now and in the future, the Company’s full and exclusive ownership in all such Inventions. The Executive shall, at any time hereafter, execute all documents and take all steps necessary to effectuate the assignment to the Company or its designee or to assist them to obtain the exclusive and absolute right, title and interest in and to all Inventions, including by the registration of patents or trademarks, protection of trade secrets, copyright, or  any other applicable legal protection, and to protect the same against infringement by any third party, including by assisting in any legal action requested by the Group with respect to the foregoing.

4.

The Employment Agreement together with this Exhibit A constitutes an “employee notice” as required under the Notice to the Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002 and the parties agree that they serve as a notification under this law. Nothing in the Employment Agreement as amended by this Exhibit A shall derogate from any right granted to the Executive under any law, extension order or collective agreement. The Company is not (and is not a member of an Employer’s organization which is) party to a collective agreement which sets out the Executive’s terms of employment.

5.

Except as set forth herein, this Exhibit A shall not affect any provisions in the Employment Agreement, which shall remain in full force and effect. In the event of any inconsistency between the provisions of this Exhibit A and the terms of the Employment Agreement, the provisions of this Exhibit A shall prevail.

6.	The Executive hereby confirms that he has complied with all of his undertakings according to the Employment Agreement and this Exhibit A from the commencement date of his employment by the Company.

Exhibit A - 6